Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 6, 2019

NACCO INDUSTRIES, INC.
ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2018 RESULTS

Quarter Highlights:

•	Income from continuing operations before income tax increased to $14.9 million from $5.8 million in Q4 2017

•	Income from continuing operations increased to $11.0 million, up 13.8% over Q4 2017

•	Diluted earnings per share from continuing operations increased to $1.57/share from $1.40/share in Q4 2017

Cleveland, Ohio, Wednesday, March 6, 2019 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated income from continuing operations of $11.0 million, or $1.57 per diluted share, and revenues of $39.1 million for the fourth quarter of 2018 compared with consolidated income from continuing operations of $9.7 million, or $1.40 per diluted share, and revenues of $26.4 million for the fourth quarter of 2017. The prior year fourth quarter included a discrete tax benefit of $4.5 million, or $0.65 per diluted share, related to 2017 tax reform legislation.
As a result of NACCO's spin-off of its housewares-related business in September 2017, the attached financial statements and related year-to-date 2017 financial information in this news release have been reclassified to reflect the housewares business' operating results as discontinued operations.
For the year ended December 31, 2018, the Company reported consolidated income from continuing operations of $34.8 million, or $5.00 per diluted share, and revenues of $135.4 million compared with consolidated income from continuing operations of $28.5 million, or $4.14 per diluted share, and revenues of $104.8 million for the year ended December 31, 2017. NACCO's effective income tax rate from continuing operations for the year ended December 31, 2018 was 17.5%, higher than anticipated due to a change in the mix of earnings, compared with 2.2% for the year ended December 31, 2017. Full-year 2017 consolidated income from continuing operations included a tax benefit of $3.1 million, or $0.45 per diluted share, related to tax reform.
NACCO ended 2018 with consolidated cash on hand of $85.3 million and debt of $11.0 million. At December 31, 2017, NACCO had consolidated cash on hand of $101.6 million and debt of $58.1 million.
For the 2018 full year, NACCO generated cash flow before financing activities from continuing operations of $36.2 million, comprised of net cash provided by operating activities from continuing operations of $54.6 million less net cash used for investing activities from continuing operations of $18.4 million. For the 2017 full year, NACCO generated cash flow before financing activities from continuing operations of $38.3 million, comprised of net cash provided by operating activities from continuing operations of $49.0 million less net cash used for investing activities from continuing operations of $10.7 million.

In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company repurchased approximately 39,000 shares for an aggregate purchase price of $1.3 million since inception of this program, including $1.0 million of stock purchased during the three months ended December 31, 2018.

Detailed Discussion of Fourth Quarter Results
Segment results for the fourth quarter of 2018 and 2017 were as follows:

	North American Coal		NACCO & Other		Consolidated
(in thousands)	2018	2017	2018	2017	2018	2017
Revenues	$39,054	$26,437	$—	$—	$39,054	$26,437
Operating profit (loss)	$17,323	$8,550	$(1,769)	$(2,044)	$15,554	$6,506
Income (loss) before income tax	$17,248	$8,177	$(2,304)	$(2,423)	$14,944	$5,754

North American Coal
North American Coal's deliveries for the fourth quarter of 2018 and 2017 were as follows:

	Tons of coal delivered		Cubic yards of limestone delivered
(in millions)	2018	2017	2018	2017
Unconsolidated operations	9.2	8.7	1.3	1.0
Consolidated operations	0.8	0.5	7.6	6.9
Total deliveries	10.0	9.2	8.9	7.9

Fourth-quarter 2018 revenues and income before income tax increased substantially over the fourth quarter of 2017 primarily as a result of a significant improvement at Mississippi Lignite Mining Company. This growth was driven by an increase in tons delivered, due to higher customer requirements, as well as $3.0 million in contractual settlements related to resolution of its customer’s tonnage-related payment obligations and coal pricing adjustments. The increase in tons contributed to an overall reduction in the cost per ton of coal delivered. Higher royalty income, due to an increase in the number of wells operated by third parties to extract the Company's natural gas assets in Ohio, as well as the absence of a $1.0 million asset impairment charge taken in 2017 at Centennial also contributed to the higher income before income tax.

NACCO & Other
The comparable loss before income tax at NACCO and Other, which includes the parent company operations and Bellaire Corporation, was primarily due to lower employee-related expenses offset by unfavorable mark-to-market adjustments on invested assets.

NACCO Industries, Inc. Outlook - 2019
In 2019, NACCO expects consolidated income before income tax to increase compared with 2018 and expects an effective income tax rate in the range of 13% to 15%. The actual effective income tax rate could be affected by changes from current estimates in the mix of earnings between entities that benefit from percentage depletion and those that do not, as well as the potential effect of discrete items.
Income before income tax in 2018 includes $3.0 million in contractual settlements at Mississippi Lignite Mining Company and $2.8 million in favorable adjustments to Centennial mine reclamation liabilities. Excluding these favorable 2018 items, 2019 income before income tax is expected to increase significantly compared with the prior year primarily as a result of improved results at Mississippi Lignite Mining Company and higher royalty income.
Mississippi Lignite Mining Company sells lignite at contractually agreed upon prices which are subject to changes in the level of established indices over time. Anticipated changes to these indices are expected to result in an increase in revenue during 2019.  In addition, a decline in diesel prices is expected to reduce the cost per ton delivered in 2019 compared with 2018. These factors are expected to contribute to an increase in Mississippi Lignite Mining Company's pre-tax income. If these anticipated changes do not occur or if customer demand does not remain as strong as expected at Mississippi Lignite Mining Company, it could unfavorably affect North American Coal's 2019 earnings expectations significantly.
North American Coal Royalty Company derives income from royalty-based leases under which the lessee makes payments to the Company based on the lessee's sale of natural gas and, to a lesser extent, oil and coal, extracted primarily by third parties. The Company experienced significant increases in royalty income in both 2017 and 2018 compared with prior years, primarily due to the number of gas wells being developed and operated by third parties to extract the Company's Ohio Utica shale oil and gas assets. Royalty income is expected to increase in 2019 compared with 2018 based on the number of wells currently in development and operating in Ohio. Royalty income can fluctuate in response to a number of factors outside of the Company's control, including fluctuations in commodity prices (primarily natural gas), declining production rates, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.
Income from the unconsolidated mining operations in 2019 is expected to be comparable to 2018. An anticipated increase in deliveries at Bisti Fuels and at North American Mining's unconsolidated aggregates mining operations are expected to be offset by an anticipated reduction in coal tons delivered at the Falkirk, Sabine and Coyote Creek mines. North American Mining added new aggregates contracts in 2018 that are expected to contribute to the increase in earnings from the unconsolidated mining operations in 2019.
Capital expenditures are expected to be approximately $23 million in 2019 compared with $20.9 million in 2018 and $15.7 million in 2017. Mississippi Lignite Mining Company’s mine plan requires moving into a new mine area which will require increased capital expenditures in 2019 and 2020. The increase in capital expenditures will result in an increase in depreciation in future years that will affect operating profit at that mine. Even with the increased capital expenditures in 2019, cash flow before financing activities is expected to increase significantly over 2018.
The Company continues to evaluate opportunities to expand its core coal mining business, however opportunities are likely to be limited. Continued low natural gas prices and growth in renewable energy sources, such as wind and solar, could unfavorably affect the amount of electricity attributable to coal-fired power plants over the longer term. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
One of the Company’s core strategies involves activities to protect the Company’s existing coal mining operations. The Company works to drive down coal production costs and maximize efficiency and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and North American Coal, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by North American Coal’s customers.

The Company also believes growth and diversification can come from pursuing opportunities to leverage skills honed in the Company’s core mining operations and utilizing the Company’s unique, service-based, management-fee business model, when possible. The Company continues to pursue non-coal mining opportunities principally through its North American Mining business. North American Mining has served as a strong growth platform by focusing on the operation and maintenance of draglines for limestone producers. North American Mining will continue to pursue growth in dragline operation and maintenance, while expanding the scope of work provided to customers and focusing on mining a broader range of aggregates and other minerals. In addition, the Company launched a new business called Mitigation Resources of North America to create and sell stream and wetland mitigation credits and provide services to those engaged in permittee-responsible mitigation. The Company also continues to focus on increasing royalty income, principally related to its Ohio Utica shale assets.

****

Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 7, 2019 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 1094242, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 14, 2019. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (8) changes in the costs to reclaim North American Coal mining areas, (9) costs to pursue and develop new mining and value-added service opportunities, (10) changes to or termination of a long-term mining contract, or a customer default under a contract, (11) delays or reductions in coal or aggregates deliveries at North American Coal's or North American Mining's operations, (12) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, and (13) increased competition, including consolidation within the industry.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. North American Coal operates surface mines that supply coal primarily to power generation companies under long-term contracts, and provides other value-added services to natural resource companies.  In addition, its North American Mining business operates and maintains draglines and other equipment under contracts with sellers of aggregates. North American Coal’s service-based business model aligns its operating goals with customers’ objectives.  For more information about NACCO Industries, visit the Company's website at www.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenues	$39,054	$26,437	$135,375	$104,778
Cost of sales	25,451	21,148	105,407	87,859
Gross profit	13,603	5,289	29,968	16,919
Earnings of unconsolidated operations	16,875	16,734	64,994	61,361
Operating expenses
Selling, general and administrative expenses	14,670	15,683	49,192	47,491
Centennial asset impairment charge	—	982	—	982
Amortization of intangible assets	826	482	3,038	2,123
Gain on sale of assets	(572)	(1,630)	(892)	(5,130)
	14,924	15,517	51,338	45,466
Operating profit	15,554	6,506	43,624	32,814
Other (income) expense
Interest expense	362	634	1,998	3,440
Income from other unconsolidated affiliates	(322)	(314)	(1,276)	(1,246)
Closed mine obligations	303	519	1,297	1,590
Other, net, including interest income	267	(87)	(558)	(72)
	610	752	1,461	3,712
Income from continuing operations before income tax	14,944	5,754	42,163	29,102
Income tax provision (benefit) from continuing operations	3,928	(3,925)	7,378	639
Income from continuing operations	11,016	9,679	34,785	28,463
Discontinued operations, net of tax	—	493	—	1,874
Net income	$11,016	$10,172	$34,785	$30,337

Basic earnings per share:
Continuing operations	$1.59	$1.41	$5.02	$4.17
Discontinued operations	—	0.07	—	0.27
Basic earnings per share	$1.59	$1.48	$5.02	$4.44

Diluted earnings per share:
Continuing operations	$1.57	$1.40	$5.00	$4.14
Discontinued operations	—	0.07	—	0.27
Diluted earnings per share	$1.57	$1.47	$5.00	$4.41

Dividends per share	$0.1650	$0.1650	$0.6600	$0.9775

Basic weighted average shares outstanding	6,936	6,848	6,924	6,830
Diluted weighted average shares outstanding	7,008	6,923	6,960	6,873

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	(In thousands)
Revenues
North American Coal	$39,054	$26,437	$135,375	$104,778
Total	$39,054	$26,437	$135,375	$104,778

Operating profit (loss)
North American Coal	$17,323	$8,550	$50,284	$39,677
NACCO and Other	(1,769)	(2,044)	(6,660)	(6,863)
Total	$15,554	$6,506	$43,624	$32,814

Income (loss) before income tax
North American Coal	$17,248	$8,177	$49,547	$37,231
NACCO and Other	(2,304)	(2,423)	(7,384)	(8,129)
Total	$14,944	$5,754	$42,163	$29,102

EBITDA RECONCILIATION (UNAUDITED)

	3/31/2018	6/30/2018	9/30/2018	12/31/2018	Year Ended 12/31/2018
Net income	$8,176	$6,393	$9,200	$11,016	$34,785
Income tax provision	804	1,188	1,458	3,928	7,378
Interest expense	646	569	421	362	1,998
Interest income	(113)	(119)	(94)	(539)	(865)
Depreciation, depletion and amortization expense	3,397	3,723	3,815	3,748	14,683
EBITDA *	$12,910	$11,754	$14,800	$18,515	$57,979

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

DETAIL OF NORTH AMERICAN COAL INCOME BEFORE INCOME TAX
	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	(In thousands)
Gross profit (loss) - Centennial	$1,368	$1,517	$233	$(1,620)
Gross profit - other consolidated operations	6,544	314	14,714	7,971
Gross profit - royalty and other	5,823	3,601	15,390	10,847
Total gross profit	13,735	5,432	30,337	17,198
Earnings of unconsolidated operations	16,875	16,734	64,994	61,361
Operating expenses
Selling, general and administrative expenses	13,033	13,268	42,901	40,393
Centennial asset impairment charge	—	982	—	982
Amortization of intangible assets	826	482	3,038	2,123
Gain on sale of assets	(572)	(1,116)	(892)	(4,616)
Operating profit	17,323	8,550	50,284	39,677
Other expense	75	373	737	2,446
Income before income tax provision (benefit)	$17,248	$8,177	$49,547	$37,231

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (1)
	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	(In thousands)
Balance at beginning of period	$13,727	$18,409	$15,001	$18,171
Liabilities settled during the period	(20)	(1,283)	(921)	(1,416)
Accretion expense	196	239	783	997
Revision of estimated cash flows	(1,817)	(2,364)	(2,777)	(2,751)
Balance at end of period	$12,086	$15,001	$12,086	$15,001

(1) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.